Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
QAD Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-137417, 333-66610, 333-48381, and 333-35367) of QAD Inc. (the Company) of our reports dated April 14, 2009, with respect to the consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2009, which reports appear in the January 31, 2009 Annual Report on Form 10-K of QAD Inc.

Our report dated April 14, 2009 refers to an accounting change upon the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, on February 1, 2007.

/s/ KPMG LLP
Los Angeles, California
April 14, 2009